Columbia Energy Group
                              801 East 86th Avenue
                             Merrillville, IN 46410


                                                               January 16, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         RE: Columbia Energy Group - Application/Declaration on Form U-1 (File No. 70-9575)


Ladies and Gentlemen:

     We hereby respectfully request the withdrawal of the Application/ Declaration on Form U-1 filed by Columbia Energy Group in File No. 70-9575 on November 4, 1999, as amended by Amendment No. 1, filed on April 17, 2000. If you have any questions, please call the undersigned at 219-647-5675.


                                          Very truly yours,

                                          COLUMBIA ENERGY GROUP

                                          By: /s/ Jeffrey W. Grossman
                                                  -------------------
                                                  Jeffrey W. Grossman
                                                  Vice President and Controller